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                            EXHIBIT 99.B6

                       UNDERWRITING AGREEMENT
                               BETWEEN
                 AMERICAN NATIONAL GROWTH FUND, INC.
                                 AND
              SECURITIES MANAGEMENT AND RESEARCH, INC.


     THIS UNDERWRITING AGREEMENT (the "Agreement") is made and entered into this 1st day of May, 1993, by and between AMERICAN NATIONAL GROWTH FUND, INC., a Maryland corporation hereinafter referred to as the "Fund", and SECURITIES MANAGEMENT AND RESEARCH, INC., a Florida corporation hereinafter referred to as the "Underwriter".

     In consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Underwriter and the Fund hereby agree as follows:

1. The Fund hereby appoints the Underwriter as exclusive distributor of the shares of the Fund. During the term of this Agreement and any continuation thereof, the Fund will sell or agree to sell any of its shares except to or through the Underwriter at a public offering price determined in accordance with Paragraph 3 hereof; PROVIDED, HOWEVER, that the Fund may issue shares at net asset value:

     (a) in connection with the merger or consolidation of any investment company with the Fund or the acquisition by purchase or otherwise of all or substantially all of the assets of any investment company by the Fund;

     (b) to the Fund's shareholders upon their reinvestment of dividends of the Fund from net investment income or representing distributions of the Fund from net realized capital gains;

     (c) to the shareholders of the American National Income Fund, Inc., Triflex Fund, Inc. and SM&R Capital Funds, Inc. (plus any differential in sales charge in any series of the SM&R Capital Funds, Inc.) pursuant to paragraph 5. hereof,

     (d) to one or more unit investment trusts organized under the Investment Company Act of 1940 and sponsored by the Underwriter; and

     (e) to such other persons and entities approved or recommended by Underwriter which the Fund's Board of Directors may from time to time approve.

2. The Underwriter hereby accepts appointment as exclusive distributor of the shares of the Fund and agrees that it will use its best efforts to sell such shares; PROVIDED, HOWEVER, that by accepting this appointment as exclusive distributor of the Fund shares, the Underwriter does not undertake to sell all or any specified portion of the shares of the Fund.

3. The Underwriter agrees to offer shares of the capital stock of the Fund to the public through its representatives and through dealers having sales agreements with the Underwriter (PROVIDED, HOWEVER, that nothing provided for in this Agreement shall obligate the Underwriter to execute sales agreements with dealers or to sell any shares to dealers) at an offering price equal to the sum of:

     (a) the net asset value per share which is or becomes effective for such order of the Fund shares, and

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     (b)  such sales charge as may be fixed by the Underwriter with the approval of the Board of Directors of the Fund but which shall in no event exceed five and three-quarter percent (5 3/4%) of the offering price of the Fund shares increased to the next higher even cent.

     The "net asset value" of the Fund shares shall be computed by or on behalf of the Fund, subject to and in conformity with:

     (a)  the Fund's Articles of Incorporation and By-Laws; and

     (b) the applicable rules and regulations under the Investment Company Act of 1940 by the Securities and Exchange Commission or by any securities association of which the Underwriter is a member and is registered under Section 15A of the Securities Exchange Act of 1934.

     The full net asset value for the Fund shares purchased shall be remitted to the Fund promptly after payment is received by the Underwriter and in no event later than twelve (12) days after each purchase. The sales charge received shall be retained by the Underwriter, and the Underwriter may fix the portion of the sales charge to be allowed to its representatives or to dealers having sales agreements with the Underwriter.

4. The Underwriter shall require the Fund to issue shares only to the extent necessary (except for reasonable allowances for clerical errors, delays and errors of transmission and cancellation of orders) to fill unconditional orders for shares of the Fund placed with the Underwriter by investors and dealers and not in excess of such unconditional orders, and the Underwriter will not avail itself of any opportunity of making a profit by expediting or withholding orders. In the event payment is not received by the Underwriter for shares so issued by the Fund, the Underwriter shall reimburse the Fund for the net asset value applicable to such purchase, and thereafter the shares so issued will be redeemed at the net asset value applicable at the time of redemption.

5. The Fund, Triflex Fund, Inc., the American National Income Fund, Inc., and SM&R Capital Funds, Inc. have agreed to extend the privilege to shareholders of such corporations to exchange shares owned by a shareholder of one of such corporations into shares of the other corporation. Such exchanges shall be on terms recommended or approved by the Underwriter which the Fund's Board of Directors may from time to time approve. It is understood that the Underwriter has agreed to waive its right to that portion of the sales charge on shares exchanged pursuant to such exchange privilege.

6. The Fund hereby authorizes the Underwriter to redeem upon the terms and conditions hereinafter set forth, as agent of the Fund and for its account, such shares of stock of the Fund as may be offered for redemption to the Fund from time to time:

     (a) The Underwriter may accept redemption requests from a stockholder of record (including a request from an agent of such stockholder), to redeem such shares at a price equal to the net asset value per share which is or becomes effective for such redemption, computed as set forth in paragraph 3. hereof.

     (b) The Underwriter agrees that all redemptions of the Fund's shares made by it after this Agreement becomes effective shall be made only as agent for the account of the Fund and pursuant to the terms and conditions herein set forth.

     (c) The Fund reserves the right to suspend or revoke the foregoing authorization at any time; unless otherwise stated, any such suspension or revocation shall be effective forthwith upon receipt of notice by an officer of the Underwriter by telegraph or written instrument from an officer of the Fund duly authorized by its Board of Directors. In the event that the authorization of the Underwriter is, by terms of such notice, suspended:

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          (i)  for more than forty-eight (48) hours, excluding from such period any day on which the New York Stock Exchange is not open, or

          (ii) until further notice, the authorization given by this Article 6 shall not be revived except by vote of the Board of Directors of the Fund.

     (d) The Underwriter shall have the right to terminate the operation of this Article 6. upon giving to the Fund thirty (30) days' written notice thereof.

     (e) The Underwriter shall receive no commissions in respect of any redemptions under the foregoing authorization and appointment as agent.

7. The Underwriter covenants and agrees that in selling the shares of the Fund, it will in all respects duly conform with all state and federal laws relating to the sale of such securities, and will indemnify and save harmless the Fund from any damage or expenses on account of any wrongful act by it or its representatives. Neither the Underwriter nor any dealer nor any other person is authorized by the Fund to give any information or to make any representations other than those contained in the Registration Statement or Prospectus filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (as said Registration Statement and Prospectus may be amended from time to time), covering the shares of the Fund or additional sales literature supplied by the Underwriter.

8. In connection with the purchase or sales of portfolio securities for the account of the Fund, neither the Underwriter nor any officer or director of the Underwriter shall act as principal.

9. This Agreement shall become effective on the date hereof and shall continue in effect for a period of one (1) year and thereafter only so long as such continuance is specifically approved at least annually by the Board of Directors or by a vote of a majority of the outstanding voting securities of the Fund, and in either case, by the specific approval by a majority of the directors, who are not parties to such contract or agreement or "interested" persons of any such parties, cast in person at a meeting called for the purpose of voting on such approval, the term "interested" persons for this purpose having the meaning defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended.

     This Agreement may be terminated at any time without the payment of any penalty, by vote of the Board of Directors of the Fund or by vote of the holders of a majority of the outstanding shares of the Fund, or by the Underwriter, on sixty (60) days' written notice to the other party.

     This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the Investment Company Act of 1940, as amended.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized and their corporate seals to be affixed as of the time, day and year first above written.

AMERICAN NATIONAL GROWTH FUND, INC.

By:  STEVEN H. STUBBS
   Steven H. Stubbs, President

SECURITIES MANAGEMENT AND RESEARCH, INC.

By:  TERESA E. AXELSON
   Teresa E. Axelson, Vice President

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